                                                                 RULE 424(b)(3)
                                                              FILE NO. 33-65289
                                                      REPUBLIC INDUSTRIES, INC.




                   SUPPLEMENT NO. 3 DATED FEBRUARY 10, 1997
                    TO PROSPECTUS DATED DECEMBER 29, 1995



        In order to reflect certain transfers and sales of Common Stock by certain Selling Stockholders, the table of Selling Stockholders in the Selling Stockholders Section of the Prospectus is hereby supplemented as follows:


                               SHARES BENEFICIALLY      SHARES TO BE OFFERED
                                 OWNED PRIOR TO           FOR THE SELLING
SELLING STOCKHOLDER               THE OFFERING          STOCKHOLDER'S ACCOUNT
-------------------            -------------------      ---------------------


Catawba County Chamber
 of Commerce                          2,500                     2,500

Cooperative Christian
  Ministries                            834                       834

DDE Investments, Ltd.(1)             27,250                    27,250

Fred Hutchinson Cancer
  Research Foundation                   600                       600

German Valley Investments,
  Ltd.(2)                            70,009                    70,009

McLean Irrevocable Trust
  dtd 12/16/96 Lee Brown and
  Bob Farris Co-Trustees             25,000                    25,000

Neils Creek Property Co.,
  Ltd.(3)                           133,204                   133,204

Park Row Church of Christ            16,375                    16,375

RCD Investments, Ltd.(4)          4,754,230                 4,754,230

Richard Sieburg                       1,500                     1,500


(1) DDE Investments, Ltd. is a Texas limited partnership whose general partners are Dee Dee Duncan Elliott and Dee Dee Duncan Elliott, Trustee of the
    Dee Dee Duncan Elliott Special Trust. Dee Dee Duncan Elliott is the sole limited partner.

(2) German Valley Investments, Ltd. is a Texas limited partnership whose general partners are Debra A. Duncan and Robert C. Duncan and Dan R. Duncan, Co-Trustees of the Debra A. Duncan Dynasty Trust. Debra A. Duncan is the sole limited partner.

(3) Neils Creek Property Co., Ltd. is a Texas limited partnership whose general partners are Dan R. Duncan and Dee Dee Duncan Elliott and Debra A. Duncan, Co-Trustees of the Dan R. Duncan Dynasty Trust. Dan R. Duncan is the sole limited partner.

(4) RCD Investments, Ltd. is a Texas limited partnership whose general and limited partners are Robert C. Duncan, Jannette T. Duncan, Robert C. Duncan Annuity Trust No. One, Robert C. Duncan Annuity Trust No. Two, Robert C. Duncan Annuity Trust No. Three, Robert C. Duncan Annuity Trust No. Four, Jannette T. Duncan Annuity Trust No. One, Jannette T. Duncan Annuity Trust No. Two, Jannette T. Duncan Annuity Trust No. Three and Jannette T. Duncan Annuity Trust No. Four.